Exhibit 99.1

FOR IMMEDIATE RELEASE

                               GLENOIT CORPORATION



         NEW YORK, NY, July 10, 2000 - GLENOIT CORPORATION, a New York based manufacturer and distributor of decorative home furnishings and specialty fabrics for the apparel and automotive industries, announced today that on July 6, 2000, it commenced a cash tender and consent solicitation for all of its outstanding 11% Senior Subordinated Notes due 2007 (the "Notes").

         The tender offer is priced at 17% of the principal amount of the Notes, or $170 per $1,000 of principal.

         In conjunction with the tender, Glenoit is soliciting consents to amend the indenture under which the Notes were issued. The amendments would remove substantially all of the restrictive covenants contained in the indenture as well as certain events of default.

         Simultaneously with the tender offer, Glenoit is soliciting acceptances from holders of the Notes of a prepackaged plan that Glenoit may file under Chapter 11 of the Bankruptcy Code. Under the prepackaged plan, the holders of the Notes would receive the same consideration as under the tender offer.

         Holders of at least 83% of the principal of the Notes have entered into an agreement with Glenoit and its principal shareholder under which they agreed to support both the tender offer/consent solicitation and the solicitation of acceptances of the prepackaged plan.

         The tender offer/consent solicitation and the solicitation of acceptances of the prepackaged plan are two distinct means of effecting a recapitalization of Glenoit and its affiliates. Under the recapitalization, Glenoit would reduce its overall indebtedness through either the tender offer or the prepackaged plan, raise additional equity of approximately $16.2 million and incur new subordinated indebtedness of $15 million. No creditors of Glenoit other than holders of the Notes are anticipated to be adversely affected by the tender offer or the prepackaged plan.

         Thomas J. O'Gorman, Chief Executive Officer and President of Glenoit, said "It is our intention to effect the recapitalization through the tender offer if at all possible, but if we receive the necessary acceptances of the prepackaged plan, we may nevertheless file the Chapter 11 plan if we believe that course to be in the best interest of the company, its creditors and its shareholders."

         The Information and Balloting Agent for both solicitations is

                           Beacon Hill Partners, Inc.
                                 90 Broad Street
                               New York, NY 10004
                   Telephone: (212) 843-8500 or (800) 755-5001